Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FOURTH QUARTER AND FULL YEAR FISCAL 2013 RESULTS

Fourth quarter revenue increased 0.3 percent, to $1.55 billion

Full year revenue decreased 1.7 percent to $5.76 billion

Full year Adjusted EBITDA increased 8.4 percent, to $529 million

Full year Adjusted Diluted Earnings per Share increased by 4 cents, to $1.65 per share

Quarterly dividend increased to 10 cents per share - payable on June 28, 2013

McLean, Virginia; May 22, 2013 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year of its fiscal 2013 with a modest decline in full-year revenue and solid improvements in fiscal 2013 adjusted earnings. Booz Allen also reported total backlog of $11.83 billion as of March 31, 2013. Booz Allen's fiscal year runs from April 1 to March 31, with the fourth quarter of fiscal 2013 ending March 31, 2013.

Revenue in the fourth quarter of fiscal 2013 was $1.55 billion, compared with $1.54 billion in the prior year period, an increase of 0.3 percent. In fiscal year 2013, revenue was $5.76 billion, compared with $5.86 billion in the prior year period, a decrease of 1.7 percent. In fiscal 2013, Adjusted Net Income increased to $239.5 million from $227.2 million in fiscal 2012, while net income decreased to $219.1 million from $240.0 million in fiscal 2012. Adjusted Diluted Earnings per Share was $1.65 in fiscal 2013 compared with $1.61 in fiscal 2012. Diluted earnings per share for fiscal 2013 was $1.45 compared with $1.70 in fiscal 2012.

During fiscal 2013, the Company declared and paid a total of $8.36 per share in dividends. Today, the Company is announcing a regular cash dividend of $0.10 per share, an 11 percent increase in the per share quarterly dividend amount, which will be payable on June 28, 2013 to stockholders of record on June 10, 2013.

Ralph W. Shrader, Booz Allen's Chairman, Chief Executive Officer, and President, said “We are proud to have maintained revenue close to last year's levels and to have increased our adjusted earnings, demonstrating demand for our services from clients and our ability to manage our business well despite a challenging market environment. In fiscal year 2013, we returned more than eight dollars per share in total dividends to our stockholders and today are announcing an 11 percent increase in our regular quarterly dividend to $0.10 per share - demonstrating our continued focus on delivering value to our stockholders.

“Booz Allen is winning new work in all of our major markets - with large contract awards in the fourth quarter of fiscal 2013 from the US Army, Air Force, Navy and Marine Corps, NASA, the Department of Homeland Security, Department of the Interior, and the intelligence agencies. We are effectively managing non-billable cost which is important in today's highly-competitive environment, and we are investing in our Company's future through strategic acquisitions and continued investment in core and emerging business areas, including the creation of our new

Strategic Innovation Group to drive growth and build capabilities in areas such as predictive intelligence, hardware and software prototyping, and advanced analytics,” Shrader said.

Financial Review

Full Fiscal Year 2013 - Below is a summary of Booz Allen's results for fiscal year 2013, and the key factors driving those results:

•
Booz Allen's 1.7 percent decrease in revenue in fiscal 2013 compared with the prior year resulted from a small reduction in billable expenses and reductions in headcount due to modestly lower demand in an uncertain federal budget environment. Lower headcount led to fewer billable hours in total; however, improved productivity of consulting staff helped minimize the impact.

A shift toward more work performed at client sites has resulted in a slight reduction in our average billing rate. We also saw a decrease in revenue in fiscal 2013 compared with fiscal 2012 due to the sale of our state and local transportation business in July 2011; however, this was more than offset by an increase in revenue of $100.1 million attributable to our purchase of the Defense Systems & Engineering Support Division (DSES) of ARINC Incorporated in November 2012.

•
In fiscal 2013, operating income increased to $446.2 million from $387.4 million in fiscal 2012, and Adjusted Operating Income increased to $467.3 million from $429.2 million in fiscal 2012. In addition to the savings from decreases in senior staff compensation costs and infrastructure costs as a result of the January 2012 cost reduction actions, the increase in fiscal 2013 operating income and Adjusted Operating Income over fiscal 2012 levels was driven by improvements in consulting staff productivity and more effective management of unbillable costs, and a decrease in stock-based compensation expenses.

•
In fiscal 2013, net income decreased to $219.1 million from $240.0 million in fiscal 2012. This decrease was primarily attributable to two factors: the higher interest expense following the refinancing transaction associated with the special dividend declared in July 2012, which accounted for an approximate $14.5 million reduction in net income; and the release of a significant income tax reserve in fiscal 2012 which substantially reduced the effective tax rate for fiscal 2012. This decrease was partially offset by previously mentioned improvements in operating income.

Adjusted Net Income increased to $239.5 million from $227.2 million in fiscal 2012. This increase was primarily a result of the growth in Adjusted Operating Income, partially offset by the increased interest expense from our refinancing transaction. Adjusted EBITDA increased 8.4 percent to $528.8 million in fiscal 2013 compared with $488.1 million in fiscal 2012, primarily as a result of the growth in Adjusted Operating Income. In fiscal 2013, diluted EPS decreased to $1.45 per share from $1.70 per share in fiscal 2012. In fiscal 2013, Adjusted Diluted EPS increased to $1.65 per share from $1.61 per share in fiscal 2012. The per share earnings were driven by the same factors as net income and Adjusted Net Income.

Net cash provided by operating activities in fiscal 2013 was $464.7 million compared to $360.0 million in fiscal 2012. Free Cash Flow was $431.5 million in fiscal 2013, compared to $283.1 in fiscal 2012. Free Cash Flow in fiscal 2013 benefitted from continued strong cash collections, Days

Sales Outstanding of 61 days in the fourth quarter of fiscal 2013, compared with 65 days in the prior year quarter, and a decrease in capital spending.

Funded backlog as of March 31, 2013, was $2.51 billion, compared to $2.90 billion as of March 31, 2012. Booz Allen's total backlog as of March 31, 2013, was $11.83 billion, compared to $10.80 billion as of March 31, 2012.

Fourth Quarter 2013 - Below is a summary of Booz Allen's results for the fiscal 2013 fourth quarter, and the key factors driving those results:

•
Booz Allen's 0.3 percent increase in revenue in the fourth quarter of fiscal 2013 compared with the prior year period resulted from the addition of $78.2 million as a result of our purchase of DSES, improved productivity of consulting staff, revenue associated with the recovery of additional incentive compensation and other allowable indirect expenses, and a modest increase in billable expenses over the prior year period.

•
In the fourth quarter of fiscal 2013, Adjusted Operating Income increased to $116.9 million from $115.4 million in the prior year period, and operating income increased to $112.9 million from $97.5 million in the prior year period. The improvement in Adjusted Operating Income and operating income were driven by savings from decreases in senior staff compensation costs and infrastructure costs as a result of the January 2012 cost reduction actions, improved productivity of consulting staff, and the recovery of additional incentive compensation and other allowable indirect expenses.

•
In the fourth quarter of fiscal 2013, Adjusted Net Income decreased to $58.2 million from $62.2 million in the prior year period. The decline was primarily driven by the increased interest expense of approximately $5.1 million related to the refinancing transaction associated with the special dividend declared in July 2012.

Net income increased to $54.8 million from $50.6 million in the prior year period. This increase was primarily a result of the growth in operating income, partially offset by the increased interest expense from our refinancing transaction. Adjusted EBITDA increased 2.3 percent to $133.6 million from $130.6 million in the prior year period. These metrics were impacted by the same factors as Adjusted Operating Income and operating income.

In the fourth quarter of fiscal 2013, Adjusted Diluted EPS decreased to $0.40 per share from $0.44 per share in the prior year period; diluted EPS increased to $0.37 per share from $0.36 per share in the prior year period. The per share earnings were driven by the same factors as net income and Adjusted Net Income.

Financial Outlook

For fiscal 2014, we expect a low single digit decline in revenue. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.47 to $1.57, and Adjusted Diluted EPS to be on the order of $1.55 to $1.65 per share. Our overall EPS outlook incorporates our expectations related to the business impacts of sequestration and reflects our confidence in our ability to generate demand for our services, while effectively managing our costs and consulting staff capacity in line with demand.

These EPS estimates are based on fiscal year 2014 estimated average diluted shares outstanding of approximately 149.0 million shares.

Conference Call Information
Booz Allen will host a conference call at 8 a.m. EDT on Wednesday, May 22, 2013, to discuss the financial results for its fourth quarter and full year for Fiscal 2013 (ending March 31, 2013). Analysts and institutional investors may participate on the call by dialing (877) 375-9141 (International: 253-237-1151). The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on May 22, 2013, and continuing for thirty days. The replay will also be available by telephone for seven days at (855) 859-2056 (International: 404-537-3406). The conference ID number is #34094014.
About Booz Allen Hamilton
Booz Allen Hamilton is a leading provider of management consulting, technology, and engineering services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs more than 24,000 people, and had revenue of $5.76 billion for the 12 months ended March 31, 2013.
CONTACT:
Media Relations - Marie Lerch 703-902-5559; James Fisher 703-377-7595
Investor Relations - Curt Riggle 703-377-5332.

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen's performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen's performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen's industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen's performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as measures of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2013 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen's preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally-mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012), which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government's budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending (including potential cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current uncertainty around the timing, extent, and nature of Congressional and other U.S. government action to address budgetary constraints, the U.S. government's ability to incur indebtedness in excess of its current limit and the U.S. deficit; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending including a continuation of efforts by the

U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; our ability to realize the expected benefits from our acquisition of the DSES division of ARINC Incorporated; risks related to future acquisitions; an inability to utilize existing or future tax benefits, including those related to stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 30, 2012.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:
Exhibit 1:             Consolidated Statements of Operations
Exhibit 2:             Consolidated Balance Sheets
Exhibit 3:             Consolidated Statements of Cash Flows
Exhibit 4:             Non-GAAP Financial Information
Exhibit 5:             Operating Data

Exhibit 1
Booz Allen Hamilton Holding Corporation
Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
	(Unaudited)
Revenue	$1,545,290	$1,540,620	$5,758,059	$5,859,218
Operating costs and expenses:
Cost of revenue	748,884	761,928	2,871,240	2,934,378
Billable expenses	418,166	399,181	1,532,590	1,542,822
General and administrative expenses	245,601	247,113	833,986	903,721
Depreciation and amortization	19,766	19,281	74,009	75,205
Restructuring charge	—	15,660	—	15,660
Total operating costs and expenses	1,432,417	1,443,163	5,311,825	5,471,786
Operating income	112,873	97,457	446,234	387,432
Interest expense	(19,496)	(11,555)	(70,284)	(48,078)
Other, net	53	673	(7,639)	4,520
Income before income taxes	93,430	86,575	368,311	343,874
Income tax expense	38,617	35,948	149,253	103,919
Net income	$54,813	$50,627	$219,058	$239,955
Earnings per common share:
Basic	$0.40	$0.38	$1.56	$1.83
Diluted	$0.37	$0.36	$1.45	$1.70

Dividends declared per share	$0.09	$0.09	$8.36	$0.09

Exhibit 2
Booz Allen Hamilton Holding Corporation
Consolidated Balance Sheets

	March 31,	March 31,
(Amounts in thousands, except share and per share data)	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$350,384	$484,368
Accounts receivable, net of allowance	1,029,586	1,077,315
Prepaid expenses	29,129	32,090
Income taxes receivable	5,689	46,794
Other current assets	9,564	13,090
Total current assets	1,424,352	1,653,657
Property and equipment, net of accumulated depreciation	166,570	191,079
Deferred income taxes	10,032	7,790
Intangible assets, net of accumulated amortization	236,220	223,834
Goodwill	1,277,369	1,188,004
Other long-term assets	62,985	50,427
Total assets	$3,177,528	$3,314,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$55,562	$42,500
Accounts payable and other accrued expenses	451,065	443,951
Accrued compensation and benefits	385,433	357,872
Deferred income taxes	10,286	59,493
Other current liabilities	62,300	10,630
Total current liabilities	964,646	914,446
Long-term debt, net of current portion	1,659,611	922,925
Income tax reserve	57,018	55,282
Other long-term liabilities	269,460	236,953
Total liabilities	2,950,735	2,129,606
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 136,457,444 shares at March 31, 2013 and 128,726,324 shares at March 31, 2012; outstanding, 136,051,601 shares at March 31, 2013 and 128,392,549 shares at March 31, 2012	1,364	1,287
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 1,451,600 shares at March 31, 2013 and 2,487,125 shares at March 31, 2012	15	25
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,224,319 shares at March 31, 2013 and 1,533,020 shares at March 31, 2012	12	15
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 7,478,522 shares at March 31, 2013 and 10,140,067 shares at March 31, 2012	22	30
Treasury stock, at cost — 405,843 shares at March 31, 2013 and 333,775 shares at March 31, 2012	(6,444)	(5,377)
Additional paid-in capital	120,836	898,541
Retained earnings	124,775	299,379
Accumulated other comprehensive loss	(13,787)	(8,715)
Total stockholders’ equity	226,793	1,185,185
Total liabilities and stockholders’ equity	$3,177,528	$3,314,791

Exhibit 3

Booz Allen Hamilton Holding Corporation Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2013	2012

Cash flows from operating activities
Net income	$219,058	$239,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,009	75,205
Stock-based compensation expense	24,841	31,263
Deferred income taxes	(48,088)	74,785
Excess tax benefits from the exercise of stock options	(26,860)	(16,461)
Amortization of debt issuance costs and loss on extinguishment	17,224	5,880
Loss on disposition of property and equipment	1,106	376
Gain on sales of businesses	(254)	(4,082)
Changes in assets and liabilities:
Accounts receivable	125,125	25,275
Income taxes receivable / payable	104,877	(31,832)
Prepaid expenses	3,038	1,407
Other current assets	6,968	6,215
Other long-term assets	2,723	(6,250)
Accrued compensation and benefits	(26,832)	(35,287)
Accounts payable and other accrued expenses	(23,760)	35,390
Accrued interest	(3,563)	(11,801)
Income tax reserves	1,736	(35,192)
Other current liabilities	11,367	(2,373)
Other long-term liabilities	1,939	7,573
Net cash provided by operating activities	464,654	360,046
Cash flows from investing activities
Purchases of property and equipment	(33,113)	(76,925)
Cash paid for business acquisitions, net of cash acquired	(157,964)	—
Proceeds from sales of businesses	625	23,332
Net cash used in investing activities	(190,452)	(53,593)
Cash flows from financing activities
Net proceeds from issuance of common stock	6,373	8,757
Stock option exercises	14,977	7,349
Excess tax benefits from the exercise of stock options	26,860	16,461
Repurchases of common stock	(1,067)	(5,377)
Cash dividends paid	(1,122,457)	(11,906)
Dividend equivalents paid to option holders	(49,765)	—
Repayment of debt	(993,250)	(30,000)
Net proceeds from debt issuance	1,710,143	—
Net cash used in financing activities	(408,186)	(14,716)
Net (decrease) increase in cash and cash equivalents	(133,984)	291,737
Cash and cash equivalents — beginning of year	484,368	192,631
Cash and cash equivalents — end of year	$350,384	$484,368
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$58,847	$53,993
Income taxes	$90,146	$89,314

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$112,873	$97,457	$446,234	$387,432
Certain stock-based compensation expense (a)	924	2,652	5,868	14,241
Amortization of intangible assets (b)	3,126	4,091	12,510	16,364
Net restructuring charge (c)	—	11,182	—	11,182
Transaction expenses (d)	—	—	2,725	—
Adjusted Operating Income	$116,923	$115,382	$467,337	$429,219
EBITDA & Adjusted EBITDA
Net income	$54,813	$50,627	$219,058	$239,955
Income tax expense	38,617	35,948	149,253	103,919
Interest and other, net	19,443	10,882	77,923	43,558
Depreciation and amortization	19,766	19,281	74,009	75,205
EBITDA	132,639	116,738	520,243	462,637
Certain stock-based compensation expense (a)	924	2,652	5,868	14,241
Net restructuring charge (c)	—	11,182	—	11,182
Transaction expenses (d)	—	—	2,725	—
Adjusted EBITDA	$133,563	$130,572	$528,836	$488,060
Adjusted Net Income
Net income	$54,813	$50,627	$219,058	$239,955
Certain stock-based compensation expense (a)	924	2,652	5,868	14,241
Net restructuring charge (c)	—	11,182	—	11,182
Transaction expenses (d)	—	—	2,725	—
Amortization of intangible assets (b)	3,126	4,091	12,510	16,364
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,525	1,181	13,018	4,783
Net gain on sale of state and local transportation business (e)	—	—	—	(5,681)
Release of income tax reserves (f)	—	111	—	(35,022)
Adjustments for tax effect (g)	(2,230)	(7,643)	(13,649)	(18,628)
Adjusted Net Income	$58,158	$62,201	$239,530	$227,194
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	146,144,633	141,716,480	144,854,724	140,812,012
Adjusted Net Income Per Diluted Share (h)	$0.40	$0.44	$1.65	$1.61
Free Cash Flow
Net cash provided by operating activities	$65,720	$108,027	$464,654	$360,046
Less: Purchases of property and equipment	(12,456)	(11,367)	(33,113)	(76,925)
Free Cash Flow	$53,264	$96,660	$431,541	$283,121

(a)
Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers' Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.

(b)	Reflects amortization of intangible assets resulting from the Acquisition.

(c)
Reflects restructuring charges of approximately $15.7 million incurred during the three months ended March 31, 2012, net of approximately $4.5 million of revenue recognized on recoverable expenses, associated with the cost of a restructuring plan to reduce certain personnel and infrastructure costs.

(d)	Reflects debt refinancing costs incurred in connection with the Recapitalization Transaction consummated on July 31, 2012.

(e)	Fiscal 2012 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.

(f)	Reflects the release of income tax reserves.

(g)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(h)
Excludes an adjustment of approximately $457,000 and $9.1 million of net earnings for the three and twelve months ended March 31, 2013, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of March 31,
(Amounts in millions)	2013	2012
Backlog (1)
Funded	$2,509	$2,898
Unfunded (2)	3,056	2,681
Priced Options (3)	6,265	5,225
Total Backlog	$11,830	$10,804

(1)
Backlog presented in the above table includes backlog acquired from the Company’s acquisition of ARINC’s Defense Systems Engineering and Support (DSES) division on November 30, 2012. Total backlog acquired from DSES is approximately $1.4 billion as of March 31, 2013.

(2)
Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts the Company has had for several years, based on an established pattern of funding under these contracts by the U.S. government.

(3)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of March 31,
	2013	2012
Book-to-Bill *	0.3	0.1

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of March 31,
	2013	2012
Headcount
Total Headcount	24,455	24,950
Consulting Staff Headcount	21,996	22,447

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (4)	59%	55%	57%	54%
Time-and-Materials	27%	31%	28%	31%
Fixed-Price (5)	14%	14%	15%	15%

(4)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(5)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Days Sales Outstanding **	61	65

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.